Company Contact:	Investor Relations Contact:
Ms. Yingxia, Jiao	Mr. Crocker Coulson
Chief Executive Officer	President
China Yingxia International, Inc	CCG Elite Investor Relations
Tel: +86-451-8631-0948	Tel: +1-646-213-1915
E-mail: gy335577@163.com	E-mail: crocker.coulson@ccgir.com
www.ccgelite.com

FOR IMMEDIATE RELEASE

China Yingxia International, Inc.
Reports First Quarter 2008 Results

HARBIN, China – May 16, 2008.  China Yingxia International, Inc. (OTC Bulletin Board: CYXI) ("China Yingxia" or "the Company"), a leading provider in the nutraceutical industry engaged in the development, manufacture and distribution of organic nutritional food products, supplements, and personal care products in the People's Republic of China ("PRC"), today reported its financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights

-	Net revenues increased 27.38% year-over-year to $2.1 million

-	Gross profit increased 48.34% year-over-year to $1.29 million

-	Gross margin improved to 60.95% from 52.34% for the same period last year

-	Net income was $0.7 million, or $0.01 per diluted share, up 29.25% from same period last year

Recent Highlights

-	Established new subsidiary in India, Q1 2008
-	Acquired Chichi Wang companies, April 2008

First Quarter Fiscal Year 2008 Results

Revenue for the three months ended March 31, 2008, was $2.1 million, an increase of 27.38% from $1.6 million for the same period in 2007. The increase in revenue was a direct result of increasing the number of franchisee owned retail outlets, especially at the county level, and the introduction of new products in its nutritional foods line.  The Company added 43 county level franchisees during the first quarter of 2008. The new franchisees contributed approximately $180,112 to first quarter revenues.  In addition, revenue generated from the four products introduced  in its nutritional foods line such as herbal black fungus soup and crackers, fruit jam, soybean oil and honey, contributed 26.83% of revenues in its nutritional foods product line, representing 9.46% of the Company’s total revenues.

Gross profit for the first quarter of 2008 totaled $1.29 million, up 48.34% compared with $0.87 million for the same period last year. Gross profit margin was 60.95% for the first quarter 2008, from 52.34% for the same quarter 2007. The higher gross margin for the first quarter 2008 was attributed to the percentage increase in manufacturing its products in-house versus buying from third parties.   For first quarter 2008, products manufactured in-house represented approximately 79.13% of total revenue compared to 36.16% of total revenue for the same period prior year.

Total operating expenses for the three months ended, March 31, 2008 were $0.5 million, up 54.87% from the same period in 2007.  The increase in operating expenses was primarily attributable to fees associated with maintaining legal, accounting, and investor relations services.

Operating income increased 44.6% to $0.8 million in first quarter 2008, representing an operating margin of 37.73%, compared to $0.55 million and 33.24% for the same period 2007.

Net income for first quarter 2008 was $0.7 million, or $0.01 per fully diluted share, up 29.25% from net income of $0.55 million, in first quarter 2008. Net margins increased slightly to 33.7% during the first quarter of 2008 from 33.2% in the same period 2007.

“During the first quarter 2008 we experienced increase in revenues and net income driven mostly by our ability to increase sales from new product introductions and the opening of 43 additional county level franchisees” said Ms. Yingxia Jiao, Chief Executive Officer of China Yingxia.

Financial Condition

For the period ended, March 31, 2008, the Company had $2.9 million in cash and cash equivalents, $14.62 million in working capital and a current ratio of 26:1. Yingxia did not have any debt outstanding and had $39 million in stockholders' equity. Net cash used in operating activities totaled $0.2 million for the three months ended March 31, 2008, largely impacted by the increase in inventory of $3.2 million.  Net cash provided by investing activities totaled $1.5 million, mostly from the collection on short-term loan in the amount of $2.2 million.  Net cash used in financing activities were nil for the three month period ended March, 31, 2008.

Recent Events

In the first quarter of 2008, the Company opened a subsidiary in India to sell its nutritional foods product line and dietary supplements.  On April 25, 2008, Yingxia announced that it had completed the acquisition of Guangzhou Chichi Network Technology Development Co., Ltd. (''Guangzhou Technology''), and Guangzhou Chichi Network Supermarket Chain Co., Ltd. (''Guangzhou Supermarket Chain''), together known as the Chichi Wang companies for approximately $171,000.  The Company is expected to open 50 additional Guangzhou Supermarket Chain in 2008. The projected revenue from the acquisition for the second half of 2008 is $223,080.

Business Outlook

 “We are pleased with the growth we expect to see from the addition of new products as well as increase the number of franchisee owned retail outlets.  In addition we are evaluating strategic acquisitions that will enhance our company’s value and the value to our shareholders” said Ms. Yingxia Jiao, CEO of China Yingxia.

For the six months period ending, June 30, 2008, Yingxia estimates revenues to be in the range of $7.5 million to 8.0 million, and estimates net income to be in the range of $2.8 million to $3.1 million.

For the full year ending December 31, 2008, Yingxia estimates revenues to be in the range of $21.1 million to $21.9 million and estimates net income to be in the range of $9 million to $9.3 million.

About China Yingxia International, Inc

China Yingxia International, Inc., through its 100%-owned subsidiary, Harbin Yingxia Industrial Group Co., Ltd. ('Yingxia'), is primarily engaged in the development, production and sales of health food products in China. Yingxia is located in the Province of Heilongjiang in mainland China. Yingxia's products include soybean-based foods and drinks, longgu golden millet enriched products, cactus-based herbal supplements, personal care products, Nestle products, and organic rice products.

Safe Harbor Statement

The statements contained herein that are not historical facts are 'forward-looking statements' within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'should,' or 'anticipates,' ‘expect’ or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, our statements regarding the potential growth of the markets or forecasting financial results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including but not limited to, general economic conditions and regulatory developments, not within our control. The factors discussed herein and expressed from time to time in our filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by such statements. The forward-looking statements are made only as of the date of this filing, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-SEE FINANCIALS BELOW-

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED, MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	3/31/2008	3/31/2007
Sales	$2,111,904	$1,657,891
Cost of sales	824,634	790,106
Gross profit	1,287,270	867,785

Operating expenses
Research & Development expenses	-
Selling, general and administrative	490,340	316,603

Income before other income and (expenses)	796,930	551,182

Other income and (expenses)
Interest income	122
Other expenses	(139)	(43)
Total other income and (expenses)	(17)	(43)

Income before income taxes (benefits)	796,913	551,139

Provision for Income Taxes (benefits)	84,543

Net income	$712,370	$551,139

Other Comprehensive Income
Foreign currency transaltion adjustment	1,484,055	204,279

Comprehensive income	$2,196,425	$755,418

Basic and Diluted Income per Share
Basic	$0.02	$0.02
Diluted	$0.01	$0.02

Weighted average common shares outstanding
Basic	44,454,732	33,608,857
Diluted	49,711,497	33,608,857

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008 AND DECEMBER 31, 2007
(Stated in US Dollar)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$2,877,784	$736,683
Accounts receivables, net of allowance for doubtful accounts	35,401	20,081
Inventory	8,680,380	5,527,135
Tax Receivable	-	32,317
Short-term Loan Receivable	-	2,194,774
Other receivables	1,245,453	3,150,777
Advances to suppliers	1,705,969	1,434,059
Loan Receivable from related parties	655,657	2,037,551
Total current assets	15,200,644	15,133,377

Property and equipment, net of accumulated depreciation
of $3,695,884 &	15,953,958	15,515,896

Other assets
Deposits on buildings and land	3,026,196	1,718,077
Investment advances	4,734,740	4,112,631
Intangible assets, net	686,452	666,785
Total other assets	8,447,388	6,497,493

Total Assets	$39,601,990	$37,146,766

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$114,871	$2,911
Unearned revenue	38,139	6,509
Tax payable	127,845	-
Loan payable to related party	-	-
Accrued expenses and other payables	303,340	357,976
Total current liabilities	584,195	367,396

Total Liabilities	584,195	367,396

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized;
0 shares outstanding at March 31, 2008
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,479,787 shares outstanding at March 31, 2008	44,480	44,440
Additional paid in capital	16,841,627	16,799,667
Accumulated other comprehensive income	4,369,093	2,885,038
Statutory reserves	901,463	901,463
Retained earnings	16,861,132	16,148,762
Total Stockholders' equity	39,017,795	36,779,370

Total Liabilities and Stockholders' Equity	$39,601,990	$37,146,766

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	Three Months Ended, March 31,
	2008	2007
Cash Flows from operating Activities:
Net income	$712,370	$551,139
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	238,439	166,442
		-
Changes in operating assets and liabilities:
Accounts receivable	77,416	(151)
Inventory	(3,153,245)	(178,050)
Tax receivable	32,317	-
Prepaid expenses	-	95,479
Other receivable	1,905,324	(302,131)
Advances to suppliers	(271,911)	(166,483)
Accounts payable	111,960	657,518
Unearned revenue	31,630	1,295
taxes payable	127,845	34,857
Accrued expenses and other payables	(54,636)	(2,423)

Cash provided by (used in) operating activities	(242,491)	857,492

Cash Flow from Investing Activities:
Purchase of property and equipment	(28,151)	(1,811)
Purchase of patent/land use right	-	(98,579)
Investment advance	(622,109)	-
Collection of short term loan	2,194,774	-
Deposits on buildings and land	(1,308,119)	-
Collections on loans to related party	1,381,894	265,046
Additions to construction in process	(109,714)	(280,360)

Cash used in investing activities	1,508,575	(115,704)

Cash Flows from Financing Activities:
Net proceeds from issuance of common stock
Payment of notes payable	-	-

Cash provided by (used in) financing activities	-	-

Effect of exchange rate changes on cash and cash equivalents	833,017	136,016

Increase in cash and cash equivalents	2,099,101	877,804

Cash and Cash Equivalents- Beginning of period	736,683	77,867

Cash and Cash Equivalents- End of period	$2,835,784	$955,671

Supplemental disclosures of cash flow information:

1. Interest paid	-	-
2. Income taxes paid	-	-